                                                                    Exhibit 99.7

                                                       Stockholm, May 5, 2001

NORDEA SECURITIES


OFFER TO ALL SHAREHOLDERS OF ARTEMA

The US company Cardiac Science, Inc ("Cardiac Science") has publicly announced an offer to all holders of shares in Artema Medical AB (publ) ("Artema") to tender their shares to Cardiac Science (the "Offer"). The consideration consists of 0.29170 Cardiac Science shares for each Artema share. The exchange ratio has been calculated using the average closing price of the Cardiac Science shares during the measurement period April 23-May 4, 2001. All shareholders who own 200 or fewer Artema shares are offered, as an alternative, a cash remuneration of SEK 10.80 per Artema share.
   The Offer is briefly presented below together with your alternatives as a shareholder of Artema. For further information, please see "Terms and instructions" on page 5 in the enclosed prospectus.

THE OFFER
Shareholders owning 200 or fewer Artema shares can choose between two alternatives - cash remuneration or share exchange.

1. If you choose the cash alternative
A cash remuneration is offered equivalent to the value of 0.29170 Cardiac Science shares for each Artema share.

Example: If you own 200 Artama shares you will receive:

   200              Artema shares
* 10.80 SEK         Fixed cash payment per Artema share
-----------
= 2,160 SEK

Payment will be made to the bank account linked to your VP-account.

2. If you choose the share alternative
0.29170 Cardiac Science shares are offered for each Artema share. Fractional Cardiac Science shares will be paid in cash.


 Example: If you own 200 Artema shares you will receive:

   200         Artema shares
 * 0.29170     Number of Cardiac Science shares for each Artema share
-----------
 = 58.34       58 Cardiac Science shares

 plus

     0.34      Fractional shares of Cardiac Science
 *   3.60 USD  Fixed closing price for Cardiac Science for the cash alternative
 * 10.25       Fxed exchange rate SEK/USD for the cash alternative
-------------
 = 12.50       SEK 12.50

 Payment will be made to the bank account linked to your VP-account.

 Shareholders with more than 200 Artema shares are offered 0.29170 Cardiac Science shares for each Artema share, rounded up to the nearest whole number of shares.

 Example: If you own 1,000 Artema shares you will receive:

     1,000     Artema shares
 * 0.29170     Number of Cardiac Science shares for each Artema share
 ---------
 = 291.70      Rounded up to 292 Cardiac Science shares


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As of May 2, 2001, the Offer was equivalent to a bid premium of 88 percent based on the closing price of SEK 5.75 on January 9, 2001, the day preceding the announcement of the Offer. The bid premium was equivalent to a bid premium of 108 percent based on the average closing price of SEK 5.19 during the 20 trading days preceding the announcement of the Offer.
   The Board of Directors of Artema unanimously recommends the Artema shareholders to accept the Offer. Shareholders of Artema who represent 20.2 percent of the voting rights and 14.0 percent of the share capital have advised Artema that they are in favor of the Offer.

REGISTRATION OF CARDIAC SCIENCE SHARES
The shares offered as consideration for the Artema shares are newly issued shares of Cardiac Science. Cardiac Science's common stock is publicly traded on the Nasdaq National Market in the United States. Since foreign shares cannot be registered on a traditional VP-account, they usually must be registered on a custody account with a bank or brokerage firm.
   Nordbanken offers the account "NB Vardepapperstjanst Bas" as an alternative to a custody account. You can read more about this account on the enclosed application form.
      Please find below a flow chart with alternatives available for registering your Cardiac Science shares.

                              Open a custody account                                 The bank or brokerage firm of
                              as soon as possible                                    choice will send you a form for
                              in order for you to be             --------------      you to complete and return
                              able to transfer your                                  according to instructions.
                              Artema shares to the
                              custody account.

                            /
                           /
What you need to do if   /
your Artema shares are
registered on a VP-
account with VPC.        \
                           \
                             \ You may choose to                                     Complete the enclosed accept-
                               open an "NB Varde-                                    ance form and, if you do not
                               papperstjanst Bas" account                            already have an "NB Varde-
                               at Nordbanken.                    --------------      papperstjanst Bas" account,
                                                                                     an application form for an account.
                               The Cardiac Science shares will
                               be registered on the "NB
                               Vardepapperstjanst Bas" account
                               and this will enable you to
                               register your Cardiac Science
                               shares through Nordbanken.

When you need to do if         The bank or brokerage firm
your Artema shares are         will send you a form for you
nominee-registered in   -----  to complete and return
the name of a bank or          according to instructions.
brokerage firm.

                                 Time schedule

                      Announcement of                                Expected announcement
                      the exchange ratio                             of outcome
                      |                                                   |
April    May          |                                  June             |
|23| | | |1| | | |4| |6| |7| | | | | | | | | | | | | | | |1| | | |5| | | |7| | | | | | | | | |14| | | | | | | | |
 |                |       |                                       |                            |
 |                |       |                                       |                            |
Measurement Period                   Accpetance Period                               Expected commencement
                                                                                     of settlement

ENCLOSURES
Enclosed with this letter you will find 1) an English language version of the Swedish prospectus, 2) a preprinted acceptance form with details of your Artema shareholdings, 3) a response envelope, 4) an application form for an "NB Vardepapperstjanst Bas" account, and 5) a U.S. prospectus relating to the Offer and filed with the SEC.

QUESTIONS WITH RESPECT TO THE OFFER
Shareholders with questions with respect to the Offer may call Nordea Securities, +46 8 407 9250.
   Additional prospectuses, acceptance forms and application forms in respect of "NB Vardepapperstjanst Bas" as well as copies of the U.S. prospectus can be ordered by calling the aforementioned telephone number.

Yours sincerely,


Nordea Securities AB